The Doney Law Firm Securities & Corporate Law	Scott P. Doney, Esq. 3651 Lindell Rd Ste D121 Las Vegas, NV 89103 702.982.5686 scott@doneylawfirm.com

May 6, 2026

iQSTEL Inc.

300 Aragon Avenue, Suite 375

Coral Gables, FL 33134

Re: Registration Statement on Form S-1 of iQSTEL Inc.

Ladies and Gentlemen:

I have acted as counsel to iQSTEL Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the offering for resale by the selling stockholder named therein of up to an aggregate of 11,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) up to 10,000,000 shares of Common Stock (the “Purchase Shares”) issuable to M2B Funding Corp. (“M2B”) from time to time pursuant to the Common Stock Purchase Agreement, dated as of April 29, 2026 (the “Purchase Agreement”), and (ii) up to 1,000,000 shares of Common Stock (the “Commitment Shares” and, together with the Purchase Shares, the “Shares”) that may be issuable to M2B as payment of the facility fee under the Purchase Agreement.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In my capacity as counsel to the Company and for the purposes of this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the following documents:

  the Registration Statement (including the prospectus contained therein);
  the Articles of Incorporation of the Company, as amended to date;
  the Bylaws of the Company, as amended to date;
  the Purchase Agreement; and
  certain resolutions of the Board of Directors of the Company authorizing the transactions contemplated by the Purchase Agreement, including the issuance of the Shares.

In rendering the opinion expressed below, I have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. I have also assumed the due authorization, execution and delivery of all documents by all parties (other than the Company) and the validity, binding effect and enforceability thereof (other than with respect to the Company). As to questions of fact material to this opinion, I have, to the extent I have deemed appropriate, relied upon certain representations of certain officers of the Company.

With regard to my opinion regarding the Shares set forth herein, I express no opinion to the extent that future issuances of securities of the Company or anti-dilution adjustments to outstanding securities of the Company result in the number of Shares issuable pursuant to the Purchase Agreement exceeding the number of shares of Common Stock that then remain authorized but unissued under the Articles of Incorporation of the Company.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications stated herein, I am of the opinion that the Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor (in the case of Purchase Shares) or as payment of the facility fee (in the case of Commitment Shares) in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Nevada (including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws) as in effect on the date hereof. I express no opinion as to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

The Doney Law Firm

_________________

Scott Doney, Esq.